UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2016 (March 14, 2016)

HALLADOR ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Colorado	001-3473	84-1014610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Lincoln Street, Suite 2700, Denver Colorado	80264-2701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-839-5504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On Friday, March 18, 2016 we executed an amendment to our credit agreement with PNC, as administrative agent for our lenders.  The primary purpose of the amendment is to increase liquidity and maintain compliance through the maturity of the agreement in August 2019.  The revolver is reduced from $250 million to $200 million and the term loan will remain the same. This increases our current liquidity to $90 million not including our current cash balances.

The maximum leverage ratio (total funded debt/ trailing 12 months EBITDA) was increased from the current 2.75X to 4.0X at March 31, 2016; to 4.25X at June 30, 2016; to 4.5X through March 31, 2017; down to 4.25X through March 31, 2018; down to 4.0X through September 30, 2018; down to 3.75 at December 31, 2018 and down to 3.5X through June 30, 2019.

The fixed charge coverage ratio was changed to the debt service coverage ratio and requires a minimum of 1.25X through the maturity of the credit facility. The amendment defines the debt service coverage as trailing 12 months EBITDA/annual debt service.

In addition, a maximum annual capex of $30 million is included.

The interest rate on the facility ranges from LIBOR plus 2.25% to LIBOR plus 4%, depending on our leverage ratio. We expect the interest rate to be LIBOR plus 4% for the remaining maturity of the credit facility.

A copy of the amended credit agreement will be filed as an exhibit to our Form 10-Q for the quarter ended March 31, 2016.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2016, Lawrence D. Martin, currently the CFO of Sunrise Coal, our wholly owned subsidiary, will be named the CFO of Hallador Energy. Mr. Martin is also a named executive officer whose biography and compensation was disclosed in last year’s Information Statement filed with the SEC on March 13, 2015.  Mr. Bishop, the current CFO will continue to provide consulting services to us primarily in the area of preparing and filing our periodic reports with the SEC.

Mr. Stabio, Chairman stated, “I would like to thank Mr. Bishop for his twenty-six years of service to Hallador Energy.  His knowledge of finance, business, public companies, and SEC regulations, has been invaluable.  We look forward to having Mr. Bishop continue as a consultant and giving guidance and advice as we move forward.”

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HALLADOR ENERGY COMPANY

Date: March 18, 2016	/s/Brent K. Bilsland
Brent K. Bilsland President and CEO